Contact: China RuiTai International Holdings Co. Ltd. Mr. Gang Ma, CFO Email: fcmagang@163.com Tel: +86 538 38 50 703	CCC Investor Relations Mr. Crocker Coulson, President Email: crocker.coulson@ccgir.com Tel: +1-646-213-1915 www.ccgirasia.com

For Immediate Release

China RuiTai Announces Preliminary Estimated

Third Quarter 2008 Results

Tai’An, Shandong Province, China – Nov. 12, 2008 – China RuiTai International Holdings Co., Ltd. (OTC Bulletin Board: CRUI) (“China RuiTai” or “the Company” ), a leading producer and distributor of cellulose ether products in the People's Republic of China (“PRC”), today announced preliminary financial results for the third quarter ended September 30, 2008.

China RuiTai estimates that revenues for the third quarter of 2008 will be approximately $12.7 million, versus $12.5 million in the third quarter of 2007. This represents a sequential increase of approximately 29% over revenues of $9.8 million recorded in the prior quarter. About 75% of the estimated total revenues for the third quarter of 2008 are from sales in the domestic market, and remainder is from sales overseas.

“While order volume from overseas markets started to decline in October, prices held steady during the third quarter and export sales increased over the third quarter of 2007 due to growing demand from the PVC industry,” said Mr. Dianmin Ma, Chairman and Chief Executive Officer of China RuiTai. “Demand from the domestic market has grown steadily as we added another 300 new customers in the third quarter.”

Gross margin for three months ended September 30, 2008, is expected to be 31.8%, up from 22.2% in the third quarter of 2007. Management attributes the improved gross profit margin to a decline in purified cotton prices, which decreased by 20% in the third quarter. Purified cotton accounts for 45% of total production cost.

As these selected estimated results are subject to the Company’s normal, quarter-end closing procedures, the Company’s actual results may differ from its current estimates. These results are preliminary and subject to finalization and possible revision based upon completion of quarterly accounting procedures and the review by the Company's auditor.

About China RuiTai International Holdings Co., Ltd.

China RuiTai International Holdings Co., Ltd. (OTC BB: CRUI), through its operating subsidiary, is engaged in the production, sales, and exportation of deeply processed chemicals, with a primary focus on non-ionic cellulose ether products. Cellulose ether is an organic chemical that acts as a thickener and dissolves in water and other organic solvents. The Company is one of the largest non-ionic cellulose ether producers in China delivering products for the pharmaceutical, PVC manufacturing, construction industry, the personal care market and oil field exploration and recovery industries.  China RuiTai exports to United States, Europe, India, the Middle East, and South East Asia.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company’s ability to complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

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